Exhibit 99(a)

Cleveland-Cliffs Inc 1100 Superior Avenue Cleveland, Ohio 44114-2589

CLEVELAND-CLIFFS REPORTS RESULTS
FOR FIRST QUARTER 2004

     Cleveland, OH – April 28, 2004 – Cleveland-Cliffs Inc (NYSE:CLF) today reported a first quarter 2004 net loss of $.6 million, and a loss attributable to common shares of $.16 per share (all per share amounts are “diluted”) reflecting the effect on 2004 of $1.1 million preferred dividends related to the January 2004 preferred stock offering. Included in the first quarter loss was a $4.5 million pre-tax ($3.6 million after-tax) accrual for stock-based compensation reflecting a higher Cliffs’ stock price, and a $1.6 million pre-tax ($1.3 million after-tax) increase in the provision for customer bankruptcy exposures. Excluding these items, Cliffs’ after-tax earnings would have been $4.3 million. Net income in the first quarter of 2003 was $2.2 million, or $.21 per share.

     The earning decrease is due to the following major factors:

•	Higher administrative, selling and general expense, $4.1 million, primarily due to higher stock-based compensation driven by the increase in Cliffs’ common stock price;

•	Lower other income, $3.8 million, reflecting non-strategic asset sales in 2003;

•	An increase in the provision for customer bankruptcy exposures, $1.6 million, reflecting a decrease in the expected recovery on the purchase-leaseback arrangement with FW Holdings, Inc., a wholly-owned subsidiary of Weirton Steel Corporation. The Company had previously recorded a $2.6 million reserve in May 2003 for its estimated Weirton bankruptcy exposure.

     Partially offsetting were the following items:

•	Increased sales margin, $4.1 million, reflecting higher sales price realization, $11.4 million, partially offset by higher unit production costs, $7.4 million. Iron ore pellet sales volume of 4.3 million tons was a record for the first quarter exceeding the record 2003 sales of 3.5 million tons. Cliffs continues to expect total year sales of approximately 22 million tons in 2004. The increase in sales prices primarily reflected the favorable effect on Cliffs’ term sales contract escalators of higher steel prices and an approximate 20 percent increase in international pellet prices. Production costs for the first quarter 2004 were adversely affected by continuing and expected low ore throughput at Empire, lower production at Tilden due to furnace refractory problems and the completion of repairs on the kiln riding ring, slower than anticipated ramp-up to design production levels at Wabush and United Taconite, and the impact of the decreased valuation of the U.S. dollar on Canadian operating results. Energy pricing continues at high levels, adversely affecting unit production costs by approximately $2 million in the first quarter 2004.

•	Lower interest expense, $.9 million, reflecting total repayment of the senior unsecured notes in January 2004.

•	Higher royalty and management fee income, $.6 million, partially due to management fees from United Taconite, which began operations in December 2003.

The decrease in income taxes reflected lower alternative minimum taxes due to the decrease in pre-tax earnings.

     At March 31, 2004, Cliffs had 4.2 million tons of pellets in inventory compared to 4.1 million tons at December 31, 2003 and 5.0 million tons at March 31, 2003. Following is a summary of production tonnage for the first quarter and the current forecast for the full year, compared with 2003:

	(Tons in Millions)
	First Quarter		Full Year
	2004	2003	2004	2003
Empire	1.4	1.5	5.5	5.2
Tilden	1.4	1.6	7.8	7.0

Michigan Mines	2.8	3.1	13.3	12.2
Hibbing	2.0	2.0	8.2	8.0
Northshore	1.2	1.2	5.0	4.8
United Taconite	1.0	—	4.0	.1	*
Wabush	1.3	1.0	5.9	5.2

Total	8.3	7.3	36.4	30.3

Cliffs’ Share of Total	4.5	4.5	22.2	18.1

     *Excludes 1.5 million tons of production under previous ownership.

Liquidity

     At March 31, 2004, Cliffs had $179.7 million of cash and cash equivalents and no outstanding debt. In January 2004, Cliffs completed an offering of $172.5 million of redeemable cumulative convertible perpetual preferred stock. The preferred stock will pay cash dividends at the rate of 3.25 percent per annum, with the first dividend of $1.1 million for the partial period ended March 31, 2004 paid in April 2004. Cliffs utilized a portion of the $166 million net proceeds from the offering to retire the remaining $25.0 million of senior unsecured notes and $25.4 million to fund its underfunded salaried pension plans. Cliffs expects to use remaining proceeds for working capital and other general corporate purposes, including capital expenditures, increased investments in existing mines and additional contributions to its pension plans.

     Subsequent to the sale of substantially all of its assets to Severstal North America, Inc. on January 30, 2004, Rouge Industries, Inc. repaid the $10 million secured loan plus accrued interest. Severstal also assumed the Company’s pellet sales contract with Rouge with minimal modifications.

Outlook

     Steel industry fundamentals in North America remain strong, with solid demand and good pricing. Domestic steel mills are operating at high levels, which is projected to continue as the economy continues to strengthen and China’s increasing consumption of steel products absorbs global capacity.

     John S. Brinzo, Cliffs’ Chairman and Chief Executive Officer, stated “The domestic and global iron ore markets are exceptionally strong and we remain sold out for the year. While we would liked to have seen better first quarter results, they typically are not reflective of our full year results, due to disproportionately low sales volume with shipping lanes closed, and carryover of previous years’ pricing due to shipment timing. Actions are being taken to mitigate higher operating cost incurred in the first quarter. These actions, coupled with higher sales volume and full 2004 price realization, will produce positive results for the full year.”

     Cost of goods sold and operating expenses (net of expenses related to freight and minority interest) for the full year 2004 are expected to be approximately three percent below 2003 on a cost per ton of sales basis.

*       *       *       *       *

     Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. The Company operates six iron ore mines located in Michigan, Minnesota and Eastern Canada.

     The results of operations reported in this release are subject to change pending completion of the Company’s external audit.

     This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties.

     Actual results may differ materially from such statements for a variety of factors; such as: the expectations for pellet sales and mine operations and the projected liquidity requirements in 2004 may differ significantly from actual results because of changes in demand for iron ore pellets by North American integrated steel producers due to changes in steel utilization rates, operational factors, electric furnace production or imports of semi-finished steel or pig iron; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U. S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets;

problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, and employee benefit costs; and the effect of these various risks on the Company’s liquidity and financial position.

     Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in the Company’s most recent Annual Report on Form 10-K, and previous news releases filed with the Securities and Exchange Commission, which are available publicly on Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superceded by subsequent events.

     Cliffs will host a conference call on first quarter 2004 results tomorrow, April 29, at 10:00 a.m. EDT. The call will be broadcast live on Cliffs’ website at www.cleveland-cliffs.com. A replay of the call will be available on the website for 30 days. Cliffs plans to file its first quarter 2004 10-Q Report with the Securities and Exchange Commission later this week. For a more complete discussion of operations and financial position, please refer to the 10-Q Report.

Contacts:
Media: (216) 694-4870
Financial Community: (800) 214-0739 or (216) 694-5459

News releases and other information on the Company are available on the Internet at www.cleveland-cliffs.com

CLEVELAND-CLIFFS INC

STATEMENT OF CONSOLIDATED OPERATIONS

	Three Months Ended
	March 31
(In Millions Except Per Share Amounts)	2004	2003
REVENUES
Product sales and services
Iron ore	$163.9	$122.9
Freight and minority interest	69.8	28.2

Total product sales and services	233.7	151.1
Royalties and management fees	2.9	2.3
Interest income	2.6	2.7
Other income	1.6	5.4

TOTAL REVENUES	240.8	161.5
COSTS AND EXPENSES
Cost of goods sold and operating expenses	229.5	151.0
Administrative, selling and general expenses	9.0	4.9
Provision for customer bankruptcy exposures	1.6
Interest expense	.3	1.2
Other expenses	1.1	1.1

TOTAL COSTS AND EXPENSES	241.5	158.2

INCOME (LOSS) BEFORE INCOME TAXES	(.7)	3.3
INCOME TAXES (CREDIT)	(.1)	1.1

NET INCOME (LOSS)	(.6)	2.2
PREFERRED STOCK DIVIDENDS	(1.1)

INCOME (LOSS) APPLICABLE TO COMMON SHARES	$(1.7)	$2.2

NET INCOME (LOSS) PER COMMON SHARE
Basic and Diluted
Net income (loss)	$(.06)	$.21
Preferred Stock dividends	(.10)

Income (loss) applicable to common shares	$(.16)	$.21

AVERAGE NUMBER OF SHARES
Basic	10.6	10.2
Diluted	10.6	10.3

CLEVELAND-CLIFFS INC

STATEMENT OF CONSOLIDATED CASH FLOWS

	Three Months Ended
	March 31
(In Millions, Brackets Indicate Decrease in Cash)	2004	2003
OPERATING ACTIVITIES
Net income (loss)	$(.6)	$2.2
Depreciation and amortization:
Consolidated	6.9	6.8
Share of associated companies	.4	.9
Provision for customer bankruptcy exposures	1.6
Pensions and other post-retirement benefits	(17.6)	9.2
Gain on sale of assets	(1.0)	(4.9)
Other	1.2	(8.9)

Total before changes in operating assets and liabilities	(9.1)	5.3
Changes in operating assets and liabilities	(27.0)	(15.1)

Net cash used by operating activities	(36.1)	(9.8)
INVESTING ACTIVITIES
Purchase of property, plant and equipment:
Consolidated	(12.4)	(3.9)
Share of associated companies	(.2)
Proceeds from Rouge note	10.0
Proceeds from sale of assets	1.0	5.4

Net cash from (used by) investing activities	(1.6)	1.5
FINANCING ACTIVITIES
Proceeds from Convertible Preferred Stock	172.5
Proceeds from stock options exercised	7.0
Contributions by minority shareholders	1.4	.4
Repayment of long-term debt	(25.0)
Issuance costs of Convertible Preferred Stock	(6.3)

Net cash from financing activities	149.6	.4

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$111.9	$(7.9)

CLEVELAND-CLIFFS INC

STATEMENT OF CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	Mar. 31	Dec. 31	Mar. 31
	2004	2003	2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$179.7	$67.8	$53.9
Trade accounts receivable — net	13.3	9.5	4.7
Receivables from associated companies	15.7	5.9	6.1
Product inventories	126.7	116.4	148.8
Supplies and other inventories	78.8	86.4	66.7
Other	31.3	27.3	28.1

TOTAL CURRENT ASSETS	445.5	313.3	308.3
PROPERTIES — NET	275.5	270.5	275.5
MARKETABLE SECURITIES	196.0	196.7	17.4
LONG-TERM RECEIVABLES	55.2	63.8	65.0
OTHER ASSETS	46.5	50.9	62.7

TOTAL ASSETS	$1,018.7	$895.2	$728.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$182.2	$190.7	$171.5
Payables to associated companies	8.9	10.2	9.3
Current portion of long-term debt		25.0	20.0

TOTAL CURRENT LIABILITIES	191.1	225.9	200.8
LONG-TERM DEBT			35.0
PENSIONS, INCLUDING MINIMUM PENSION LIABILITY	113.9	135.2	156.6
OTHER POST-RETIREMENT BENEFITS	122.8	124.2	111.1
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	87.1	86.6	84.8
DEFERRED INCOME TAXES	39.7	34.5
OTHER LIABILITIES	49.3	40.5	40.5

TOTAL LIABILITIES	603.9	646.9	628.8
MINORITY INTEREST	22.1	20.2	16.9
3.25% REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK	172.5
SHAREHOLDERS’ EQUITY	220.2	228.1	83.2

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,018.7	$895.2	$728.9

Notes to Unaudited Financial Statements

     In management’s opinion, the unaudited financial statements present fairly the Company’s financial position and results. All financial information and footnote disclosures required by generally accepted accounting principles for complete financial statements have not been included. For further information, please refer to the Company’s latest Annual Report.

CLEVELAND-CLIFFS INC

SUPPLEMENTAL FINANCIAL INFORMATION

	Three Months Ended
	March 31
	2004	2003
Iron Ore Sales (Tons) — In Thousands	4,286	3,456

Sales Margin — In Millions
Revenues from iron ore sales and services*	$163.9	$122.9
Cost of goods sold and operating expenses*	159.7	122.8

Sales margin	$4.2	$.1

Sales Margin — Per Ton
Revenues from iron ore sales and services*	$38.23	$35.56
Cost of goods sold and operating expenses*	37.26	35.53

Sales margin	$.97	$.03

*	Excludes revenues and expenses related to freight and minority interest which are offsetting and have no impact on operating results.